Exhibit 10.09

www.Lyris.com	6401 Hollis Street • Suite 125 • Emeryville, CA 94608 domestic 800.768.2929 international: 510.844.1600 fax: 510.844.1498

October 6, 2010
	Post-it® Fax Note	7671	Date 10/7/10	# of pages ▶3
Jim Lovelady	To ILLEGIBLE		From ILLEGIBLE
	Co./Dept. ILLEGIBLE		Co. ILLEGIBLE
	Phone #		Phone #
	Fax #		Fax # 847.931.0194
From: Wolfgang Maasberg

Dear Jim,

Thank you for meeting with us! Everyone here has enjoyed speaking with you, and we’d like you to join Lyris Inc. I am pleased to confirm the offer made to you for the position of Vice President, Sales. Your start date will be on or before October 25, 2010 working out of your home office in Chicago, reporting to Wolfgang Maasberg, President & CEO.

The terms of this offer include:

•     An annual base salary of $185,000 paid to you semi-monthly in the amount of $7,708.33.

•     An annual variable salary targeted at $95,000 paid to you monthly against quota performance.

•                A sign on bonus will of $30,000 will be paid out monthly at a rate of $5000 over the first 6 months of employment beginning on November 1st, 2010. This sign on bonus is fully recoverable if employee elects to terminate employment with the company prior to the first anniversary of employment (12 months).

•     Six (6) months’ severance pay if terminated without cause after six (6) months of employment.

•                For the avoidance of doubt, for the purposes of your sign on bonus and your entitlement to severance and for termination without cause, “Without Cause” shall be defined as a termination by the Company of your employment for any reason other than a termination based upon “Cause”, death or “Disability”:

For this purpose, “Cause” shall be defined as (i) your failure to perform your obligations and duties hereunder to the satisfaction of the Company, which failure is not remedied within 15 days after receipt of written notice from the Company; (ii) your commission of an act of fraud upon, or willful misconduct toward, the Company or any of its affiliates; (iii) your material breach of Section 3, Section 4, Section 6 or Section 8 of the PIIA, which in any case is not remedied within 15 days after receipt of written notice from the Board or the Company; (iv) your conviction of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude; or (v) your failure to carry out, or comply with, in any material respect any directive of the Board consistent with the terms of the PIIA, which is not remedied within 15 days after receipt of written notice from the Board or the Company. Any written notice from the Board or the Company pursuant to termination for Cause shall specifically identify the failure that it deems to constitute Cause.

For this purpose, “Disability” shall be defined as your inability to perform your employment duties and obligations for a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be withheld unreasonably);

•     Your position is exempt, which means you are not eligible for overtime pay

•     Flexible Spending Accounts for Healthcare & Dependent care

•     Life Insurance and LTD

•     15 days paid vacation per year

•     10 days paid sick leave per year

•                Partially-subsidized family medical, dental and vision plans with immediate enrollment effective November 1,2010

•                Eligible for the company’s 401 (k) plan after one (1) month of employment effective December 1, 2010

•                A stock option grant of 300,000 shares (Pending board approval, and subject to the terms of the operative Stock Option Plan and executed Stock Option Agreement)

•                Company will reimburse you for home office expenses including but not limited to:

•      DSL service

•      Land line telephone service

•      Cell phone service

•      Wireless broadband service for travel

•      Office supplies, as needed

•                Company will provide an office in its headquarters location

•                A laptop computer, docking station (2), and LCD monitor will be issued for your use for business purposes

Your responsibilities in this role will include, but not be limited to, the following:

•                Achieving the company’s annual revenue, margin and sales expense goals.

•                Creating and executing a strategy to develop new business leveraging existing and new relationships.

•                Developing of executive level relationships in current and prospective accounts, leveraging the Company’s full portfolio of services and solutions to meet the client’s needs.

•                Promoting the Company’s image, reputation and brand identity.

•                Nurturing, sustaining and extending strategic relationships and building positive working relationships with current and prospective strategic partners/alliances.

•                Coaching, managing and motivating the sales team that is geographically dispersed to ensure team members work within the company’s sales procedures and achieve individual performance goals while servicing the needs of the customer.

•                In collaboration with Finance, leading the improvement of deal processing and contracting approaches.

•                Analyzing sales statistics to formulate policies and assist your direct reports in promoting sales.

•                Meeting with key clients and assisting your direct reports with maintaining relationships and closing deals.

•                Representing the company at industry trade shows, in the press, and discussion panels as needed.

•     Managing all sales expenses within the forecast and budget.

Your employment will also be subject to the following additional conditions:

•                You must abide by Lyris’ rules, regulations, and practices (including but not limited to those concerning work schedules, vacation and sick leave) as they may from time to time be adopted or modified, herein and in the Lyris Employee Handbook.

•                You must complete and execute the enclosed standard Lyris’ Proprietary Information and Inventions Agreement (“PIAA”).

•                The information you have provided in connection with your application for employment must be complete and accurate, and the results of your reference checks (and where applicable, background check) must be acceptable to the Company.

The Company maintains an at-will employment relationship with all employees. This means that employment is terminable by you or the company, at any time for any reason, with or without cause.

This covers the main points of our employment offer to you. Kindly indicate your acceptance of our offer by signing one copy of this letter and returning it to Amanda Griffith in Human Resources via fax (408) 351-9199 (private fax) by October 8, 2010.

Best regards,

/s/ Wolfgang Maasberg
Wolfgang Maasberg

Chief Executive Officer

Accepted:	/s/ Jim Lovelady	Date:	10/7/10
Jim Lovelady